Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

BETWEEN

BANK OF AMERICA, N.A. (“SELLER”)

AND

FIRST STATES GROUP, L.P. (“PURCHASER”)

Dated: September 27, 2004

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TABLE OF CONTENTS

		Page

32.	RADON NOTICE	33

33.	PROPERTY AUDITS	33

34.	CAPITAL WORK	33

35.	LINKED PROPERTIES	34

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AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made and entered into as of September 27, 2004, by and between BANK OF AMERICA, N.A., a national banking association, having an address at 100 North Tryon Street, Suite 5210, NC1-007-52-02, Charlotte, NC 28255 (“Seller”), and FIRST STATES GROUP, L.P., a Delaware limited partnership, having an address at 1725 The Fairway, Jenkintown, Pennsylvania 19046 (“Purchaser”). Terms with initial capital letters shall have the meanings assigned to such terms in Section 1.

BACKGROUND

Seller owns various Parcels, Buildings and Appurtenances more particularly described on Exhibit A hereto (collectively, the “Properties” and, individually, a “Property”), which Seller desires to sell, and Purchaser desires to Purchase, on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Purchaser, intending to be legally bound hereby, agree as follows:

1. Defined Terms. The following terms shall have the meanings set forth below when used in this Agreement:

“Aggregate Occupancy Percentage” shall mean a fraction, expressed as a percentage, the numerator of which is the aggregate Net Rentable Area of the Leased Premises at the time the calculation is made, and the denominator of which is the aggregate Net Rentable Area of the Buildings at all of the Closing Properties, provided that the Aggregate Occupancy Percentage shall not be less than sixty-one & 8/10 percent (61.8%) on the Closing Date.

“Agreed Upon Percentage” shall mean, for each Property, the percentage of the total Purchase Price assigned to such Property as agreed by Seller and Purchaser and set forth on Exhibit B hereto. Each time a Property is removed from this Agreement pursuant to the terms hereof, the then remaining Agreed Upon Percentages shall be proportionately distributed over the then included Properties.

“Agreement” shall have the meaning given such term in the parties paragraph.

“Approved Lease” shall have the meaning given such term in Section 8(b).

“Appurtenances” shall have the meaning given such term in Section 3(ii).

“Assignment” shall have the meaning given such term in Section 9(d).

“Assumed Property Costs” shall have the meaning given such term in Section 12(d).

“ATM” shall have the meaning given such term in the last paragraph of Section 3.

“Banking Center Properties” shall mean those Properties identified on Exhibit A hereto as “Banking Centers,” whether or not such Properties also include a “Motor Bank.”

“Bill of Sale” shall have the meaning given such term in Section 9(b).

“BOMA Standard” shall have the meaning given such term in Section 19(f).

“Buildings” shall have the meaning given such term in Section 3(iii).

“Capital Work” shall have the meaning given such term in Section 34.

“CERCLA” shall have the meaning given such term in Section 18(b).

“Closing” shall have the meaning given such term in Section 6(a).

“Closing Properties” shall have the meaning given such term in Section 6(b).

“Closing Date” shall mean as of 12:01 a.m. EST on October 1, 2004.

“Deeds” shall have the meaning given such term in Section 9(a).

“Due Diligence Indemnity” shall have the meaning given such term in Section 19(e).

“Due Diligence Inspections” shall have the meaning given such term in Section 19(a).

“Due Diligence Objection” shall have the meaning given such term in Section 19(e).

“Due Diligence Period” shall mean the period that begins on the date of this Agreement and ends on the Closing Date.

“Environmental Requirements” shall have the meaning given such term in Section 18(c).

“Excluded Items” shall have the meaning given such term in the last paragraph of Section 3.

“FSI 225” shall mean First States Investors 225, LLC, a Delaware limited liability company. Purchaser is the indirect owner of 100% of the limited liability company interests of FSI 225.

“FSI 5000A” shall mean First States Investors 5000A, LLC, a Delaware limited liability company. Purchaser is the indirect owner of 100% of the limited liability company interests of FSI 5000A.

“FSI 5200” shall mean First States Investors 5200, LLC, a Delaware liability company. Purchaser is the indirect owner of 100% of the limited liability company interests of FSI 5200.

“Gap Notice” shall have the meaning given such term in Section 7(c).

“Hazardous Materials” shall have the meaning given such term in Section 18(b).

“Holdover Damages Amount” shall mean an amount calculated as the product of (a) the number of days by which Seller’s Aggregate Time of Possession exceeds 180 days multiplied by (b) Fifty-Four Thousand Thirty-Five Dollars ($54,035) minus, if applicable, (c) the amount of any Holdover Damages Amount previously paid by Seller to Purchaser.

“Incomplete Capital Work” shall have the meaning given such term in Section 34.

“Intangible Personal Property” shall have the meaning given such term in Section 3(v).

“Intangible Property Assignment” shall have the meaning given such term in Section 9(c).

“Knowledge” shall mean, with respect to Seller, the actual knowledge, after due investigation and inquiry, of Robert M. Patterson, Michael F. Hord, Chuck Dunn, John L. Vinnicombe and James A. Mezzanotte.

“Leased Premises” shall mean the aggregate Net Rentable Area in each Property as set forth on Exhibit A hereto that shall be leased by Seller from Purchaser from and after the Closing Date pursuant to the terms of the Master Lease Agreement. The Leased Premises shall exclude the Vacate Space.

“Lease Files” shall have the meaning given such term in Section 9(d).

“Leases” shall mean those leases for tenants (other than Seller) occupying space in the Properties as set forth on the Rent Roll.

“Linked Properties” shall have the meaning given such term in Section 35.

“Master Lease Agreement” shall have the meaning given such term in Section 5(a).

“Measurement” shall have the meaning given such term in Section 19(f).

“Monetary Objection” shall have the meaning given such term in Section 7(d).

“Net Rentable Area” shall mean, as applicable, the net rentable areas of the Leased Premises, the Vacate Space and the Buildings, determined in conformity with the BOMA Standard. The approximate Net Rentable Areas of the Leased Premises, the Vacate Space and the Buildings are as specified on Exhibit A hereto. At Closing, Seller and Purchaser shall more precisely identify the Net Rentable Areas of the Leased Premise, Vacate Space and the Buildings and append the same as revised Exhibit A hereto.

“Objection” shall have the meaning given such term in Section 7(b).

“Occupancy Percentage” shall mean, as to each Building, a fraction, expressed as a percentage, the numerator of which is the Net Rentable Area of the Leased Premises in the Building at the time the calculation is made, and the denominator of which is Net Rentable Area of the Building. The approximate Occupancy Percentage for each Building is specified on Exhibit A hereto. At Closing, Seller and Purchaser shall more precisely identify the Occupancy Percentage for each Property and append the same to the Master Lease Agreement.

“Pending Condemnations” shall have the meaning given such term in Section 15(b).

“Pending Tax Appeals” shall have the meaning given such term in Section 20 (c).

“Parcels” shall have the meaning given such term in Section 3(i).

“Phase I Study” shall have the meaning given such term in Section 19(d).

“Phase II Study” shall have the meaning given such term in Section 19(d).

“Possession Period” shall mean, for each portion of Vacate Space surrendered to Purchaser, a time period equal to the number of days between the Closing Date and the date on which Seller surrenders possession of such Vacate Space in conformity with the requirements of Section 11.

“Property” and “Properties” shall have the meanings given to such terms in the background paragraph.

“Property Audits” shall have the meaning given such term in Section 33.

“Purchaser” shall have the meaning given to such term in the parties paragraph.

“Purchaser Affiliate” shall mean a partnership, limited liability company, or corporation that is owned by or is under common control and ownership with, Purchaser.

“Purchase Price” shall have the meaning given such term in Section 4.

“Purchaser’s Closing Costs” shall have the meaning given such term in Section 13(a).

“Purchaser’s Closing Documents” shall have the meaning given such term in Section 10.

“RCRA” shall have the meaning given such term in Section 18(b).

“Remediation Conditions” shall have the meaning given such term in Section 19(d).

“Rent Roll” shall mean the rent roll attached hereto as Exhibit L.

“St. Louis Additional Premises” shall have the meaning given such term in Section 6(d)(iv)(B).

“St. Louis Renewal Lease” shall have the meaning given such term in Section 6(d)(iv)(B).

“St. Louis Surrendered Space” shall have the meaning given such term in Section 6(d)(iv)(A).

“SEC” shall have the meaning given such term in Section 29(a).

“Seller” shall have the meaning given such term in the parties paragraph.

“Seller’s Aggregate Time of Possession” shall mean a time period, rounded to the nearest whole number of days, calculated as (a) the sum of the Vacate Space Possession Factors divided by (b) the aggregate Net Rentable Area of the Vacate Space on the Closing Date.

“Seller’s Artwork” shall mean all the paintings, sculptures and other artwork owned by Seller and described on Exhibit P hereto.

“Seller’s Broker” shall have the meaning given such term in Section 13(b)(i).

“Seller’s Closing Costs” shall have the meaning given such term in Section 13(b).

“Seller’s Closing Documents” shall have the meaning given such term in Section 9.

“Seller’s Documentation” shall have the meaning given such term in Section 19(c).

“Service Contracts” shall have the meaning given such term in Section 8(a).

“SNDA” shall have the meaning given such term in Section 24(b).

“Successor” shall have the meaning given such term in Section 7(a)(viii).

“Tenant Estoppel” shall have the meaning given such term in Section 24(a).

“Tenant Pass-Throughs” shall have the meaning given such term in Section 12(b).

“Tenant Security Deposits” shall have the meaning given such term in Section 12(a).

“Tangible Personal Property” shall have the meaning given such term in Section 3(iv).

“Termination Notice” shall have the meaning given such term in Section 19(c).

“Title Objection Notice” shall have the meaning given such term in Section 7(c).

“Uncured Objection” shall have the meaning given such term in Section 7(d).

“Vacate Period” shall mean the period commencing on the Closing Date and ending on the last day of the eighteenth month following the Closing Date.

“Vacate Space” shall mean all those rentable areas within the Buildings that do not constitute part of the Leased Premises occupied by Seller or the premises occupied by third-party tenants under the Leases. On the Closing Date, the Vacate Space may be unoccupied and free from personal property or occupied by Seller or Seller’s personal property on a temporary basis as provided in Section 11.

“Vacate Space Demising Work” shall mean the construction by Seller, if and to the extent required as a result of Seller’s vacation and surrender of the Vacate Space to Purchaser, of (i) all walls and other work required to demise, separate and secure the Leased Premises from any portion of the Building that is not included within the Leased Premises, (ii) all work, if and to the extent required as a result of such demise, for (a) the creation of multi-tenant access to Building Common Areas (as defined in the Master Lease Agreement), facilities and systems necessary for the general office use of the Vacate Space, including, without limitation, multi-tenant access to the mechanical, electrical, plumbing and other utility facilities and systems serving the Vacate Space or (b) at Seller’s sole option, in lieu of creating multi-tenant access to existing Building Common Areas, facilities or systems, Seller may construct replacements for Building Common Areas, facilities or systems necessary for the general office use of the Vacate Space and (iii) to provide proper and lawful means of ingress and egress to the Vacate Space. Notwithstanding the foregoing, Seller will not be obligated to (i) make any alterations or improvements to demise the Leased Premises on floors of any Buildings that are and shall continue to be leased by Seller as full floors, (ii) make any alterations or improvements to floors that do not contain any Leased Premises or (iii) bring the Projects into compliance with building codes or other Legal Requirements (as defined in the Master Lease Agreement), except to the extent required by any Governmental Authority (as defined in the Master Lease Agreement) as being necessary to perform the Seller Vacate Space Demising Work. All Vacate Space Demising Work shall be performed in conformity with the requirements of Section 5.7 of the Master Lease Agreement.

“Vacate Space Possession Factor” shall mean, (i) for each portion of Vacate Space surrendered to Purchaser prior to the date on which a calculation of Holdover Damages Amount is made, the product of (a) the Possession Period for such Vacate Space multiplied by (b) the Net Rentable Area of such Vacate Space and (ii) for any Vacate Space not surrendered to Purchaser as of the date on which a calculation of Holdover Damages Amount is made, the product of (a) the number of days between the Closing Date and the date of such calculation multiplied by (b) the Net Rentable Area of the Vacate Space not surrendered to Purchaser as of such date; provided that the Vacate Space Possession Factor for any Vacate Space surrendered by Seller to Purchaser on the Closing Date shall equal zero.

2. Sale and Purchase of Properties.

(a) On the terms and conditions hereinafter provided, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, Seller’s right, title and interest in and to the Properties.

(b) During the Due Diligence Period, Seller may remove one or more Properties from this Agreement; provided that Seller shall not remove Properties that decrease the Purchase Price, in the aggregate, by more than 10% without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion. For each Property removed pursuant to this Section 2(b), Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with the Due Diligence Inspections for such removed Property.

(c) For each Property removed from this Agreement during the Due Diligence Period, the Purchase Price shall be reduced by subtracting therefrom an amount equal to the Agreed Upon Percentage, as set forth on Exhibit B hereto, for each removed Property multiplied by the Purchase Price. Following all such reductions, Exhibit B shall be modified to proportionally reallocate the reduced Purchase Price among the remaining Properties and the Agreed Upon Percentage for each Property for all of the Properties shall be adjusted accordingly.

3. Properties - Real and Personal Assets. The conveyance to Purchaser by Seller of each Property shall include Seller’s right, title and interest, if any, in and to the following:

(i) except as set forth on Exhibit M attached hereto, all tracts, lots or parcels of land identified on Exhibit A hereto (collectively, “Parcels”), together with all parking lots, areas, garages, parking decks or other facilities used in connection with the Properties;

(ii) all rights, privileges and easements appurtenant to the Parcels, including, without limitation, all of Seller’s right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances, development rights, land use entitlements, including, without limitation, building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, sewerage allocations, riparian rights and water stock relating to the Properties and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Properties, and all of Seller’s right, title and interest in and to all roads, easements, rights of way and alleys adjoining or servicing the Properties (collectively, “Appurtenances”);

(iii) all improvements and fixtures located on the Parcels or Appurtenances, including, without limitation, the buildings and other improvements (“Buildings”) erected or existing thereon; all other improvements integral to the use or operation of the Properties, regardless of whether such improvements are located on the Properties; all apparatus, fixtures, equipment, and appliances attached to or located on the Properties or used in connection with the operations or occupancy of the Properties, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, recreation or other services on the Properties;

(iv) except as set forth on Exhibit N attached hereto and as set forth below, to the extent owned by Seller, all tangible personal property located on and used in connection with the Properties, including, without limitation, all building plans; all common area furnishings and equipment; all pylons, monuments and other signage (but excluding any right to use Seller’s name or logos appearing on such signage); all maintenance tools, vehicles and equipment; all cafeterias or commissaries, including, without limitation, all fixtures, equipment and appliances used in connection therewith; any gymnasiums, fitness or exercise centers, including, without limitation, all equipment, fixtures and furnishings therein located; and, at all properties that include retail banking facilities, all vaults, vault doors, drive-through facilities and equipment, teller counters and equipment and under-counter steel (collectively, “Tangible Personal Property”); and

(v) all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation or development of the Property or the Tangible Personal Property, including, without limitation, all building licenses and permits to the extent transferable; all warranties and guaranties to the extent transferable, together with all tenant leases, agreements, records, substantive correspondence and other documents affecting in any way a right to occupy any portion of the Properties and all guaranties thereof and all amendments thereto (collectively, “Intangible Personal Property”).

Notwithstanding the foregoing, the conveyance to Purchaser by Seller of each Property shall specifically exclude the following (collectively, “Excluded Items”): (i) any Tangible Personal Property that is located in or used exclusively in connection with the Leased Premises, (ii) Seller’s Artwork and (iii) all trade fixtures, equipment, furniture, furnishings, supplies, records, documents, cash, coin, and other items of moveable personal property relating to the operation of Seller’s business, including, without limitation, all safe deposit boxes (but not the nests or frames thereof), safes, Seller identification signage, automated teller machines (“ATM”) connected to or located within the Buildings or situated as freestanding structures on the Property and ATM equipment, telecommunication equipment, security systems and equipment, satellite dishes and antennas, computers, computer terminals and computer equipment, any office equipment (whether leased or owned) located in the Buildings and any personal property belonging to any tenant occupying any portion of the Property. All of the Excluded Items are hereby excluded from the Properties to be conveyed hereunder and shall remain the property of Seller.

4. Purchase Price. The total purchase price for all the properties as set forth on Exhibit B attached hereto (“Purchase Price”) shall equal $534,934,462.

5. Master Lease Agreement. Commencing on the Closing Date, Purchaser, as landlord, shall lease to Seller, as tenant, the Leased Premises pursuant to one or more lease agreements (collectively, the “Master Lease Agreement”) substantially in the form attached as Exhibit C hereto. The Master Lease Agreement shall have an initial term of fifteen (15) years. Seller shall have the right to renew the term of the Master Lease Agreement, on a Property-by-Property basis, for up to eighty-five (85) additional years (i.e., 17 renewal terms of 5 years each) at the Banking Center Properties and up to thirty-five (35) additional years (i.e., 7 renewal terms of 5 years each) at all other Properties.

6. Closing; Closing Procedure; Conditions Precedent.

(a) Closing shall be the meeting at which Seller transfers ownership of the Properties to Purchaser by deed and Purchaser pays the Purchase Price (as adjusted in accordance with this Agreement) to Seller (“Closing”). Closing shall occur on the Closing Date at the office of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or at such other place as Seller and Purchaser may mutually agree. Notwithstanding the foregoing, (i) Seller shall be entitled, upon notice to Purchaser from time to time on or before any date scheduled for Closing herein, to an adjournment or adjournments of the Closing, not to exceed thirty (30) days in the aggregate and (ii) Purchaser shall be entitled, upon notice to Seller from time to time on or before any date scheduled for Closing herein, to an adjournment or adjournments of the Closing, not to exceed thirty-one (31) days in the aggregate.

(b) Prior to the expiration of the Due Diligence Period, Seller and Purchaser shall identify those Properties for which Purchaser has approved or otherwise waived all Due Diligence Inspections (the “Closing Properties”). The Closing Properties shall be identified in a written supplement to this Agreement that is executed by Purchaser and shall include (i) the specific name or other identifying information and the Agreed Upon Percentage for each Closing Property and (ii) the Purchase Price.

(c) It shall be a condition to Seller’s and Purchaser’s respective obligations to consummate Closing that, at or prior to Closing, each of the following shall have occurred (or be waived in writing by Seller and Purchaser):

(i) The annualized aggregate net contractual rent paid by Seller (and its affiliates) to Purchaser (and its affiliates) under the Master Lease Agreement and all other lease or occupancy agreements then in effect between Seller and Purchaser (and their respective affiliates) shall not be greater than 40% of the annualized aggregate net contractual rent received by Purchaser (and its affiliates) from all sources.

(d) It shall be a condition of Seller’s (but not Purchaser’s) obligation to consummate Closing that, at or prior to Closing, each of the following shall have occurred (or be waived in writing by Seller):

(i) Seller and Purchaser shall have entered into a Master Agreement Regarding Leases substantially in the form attached as Exhibit R hereto, together with such modifications thereto as are mutually acceptable to Seller and Purchaser.

(ii) Seller and FSI 5000A shall execute the Second Amendment to Master Lease Agreement for the Lease Agreement between FSI 5000A, as landlord, and Seller, as tenant, in form and substance mutually acceptable to Seller and Purchaser.

(iii) Seller and FSI 225 shall have entered into a modification of Seller’s lease for the property known as Bank of America Plaza in St. Louis, Missouri, pursuant to which:

(A) Seller shall reduce the space occupied by it to approximately 360,000 square feet by surrendering, in whole or partial floor increments, approximately 100,000 square feet of excess space to FSI 225 at any time prior to December 31, 2004 (any space so surrendered, the “St. Louis Surrendered Space”). In such event, the annual base rental payable by Seller under the lease for the St. Louis property shall not abate or reduce, but, effective as of the date on which Seller surrenders possession of the St. Louis Surrendered Space to FSI 225 vacant and free of Seller’s personal property, Seller’s obligation to pay additional rent, including Seller’s allocated share of operating expenses, real estate taxes and other charges with respect to the St. Louis Surrendered Space shall cease and terminate. Seller shall not be obligated to perform any demising work with respect to the St. Louis Surrendered

Space. FSI 225 shall be permitted to market and lease the St. Louis Surrendered Space to third party tenants on such terms and conditions as FSI 225 shall determine. The foregoing surrender and termination rights shall supersede and replace any early termination rights currently granted to Seller under the existing lease for the St. Louis property.

(B) Commencing January 1, 2012, immediately following the expiration of the term of the lease for the St. Louis property, Seller shall renew the Lease for the St. Louis property with respect to not less than 206,000 rentable square feet upon the terms and conditions herein set forth (“St. Louis Renewal Lease”). The initial term of the St. Louis Renewal Lease shall expire on June 30, 2023, subject to up to six further renewal periods of five years each. The annual base rental payable by Seller under the St. Louis Renewal Lease shall be as set forth on Schedule 1 attached hereto. The other terms and conditions of the St. Louis Renewal Lease shall be the same as the terms and conditions set forth in the Master Lease Agreement. Seller may, at Seller’s election upon one year’s prior written notice to FSI 225, include under the St. Louis Renewal Lease any and all premises in excess of 206,000 rentable square feet that Seller is leasing at the expiration of the term of the lease for the St. Louis property (any such space, the “St. Louis Additional Premises”), provided that the annual base rental, term, renewal rights and other provisions with respect to the St. Louis Additional Premises shall be the same as those applicable to “Short-Term Expansion Premises” under the Master Lease Agreement.

(C) In consideration of Seller’s agreement to enter into the St. Louis Renewal Lease as herein provided, on January 15, 2005, so long as Seller is not in default under the lease for the St. Louis property beyond any applicable notice and cure periods, FSI 225 shall pay to Seller a leasehold improvement allowance equal to $1,500,000.

(D) In addition to any existing rights that Seller has at the St. Louis property (which shall remain unchanged and in full force and effect), the St. Louis property lease modification shall grant Seller the same exclusivity, signage and building naming rights that Seller has with respect to properties leased under the Master Lease Agreement, subject to the existing rights of third party tenants at the St. Louis property.

(E) To the extent that any of the foregoing modifications can not be accomplished by direct modification of the existing lease for the St. Louis property (because FSI 225’s mortgagee will not approve the same if such approval is required under the applicable mortgage documents), such modifications shall be accomplished by separate agreement between Seller and FSI 225 that provides the same net economic benefits to Seller and FSI 225 as would be obtained if all of the modifications had been accomplished by direct modification of the existing lease.

7. Title.

(a) As to each Property, on the Closing Date, the title conveyed shall be good, marketable, indefeasible and insurable by any reputable title insurance company at regular rates, free and clear of all liens, judgments and similar encumbrances, subject however to:

(i) the state of facts shown on an accurate survey of the Property, other than a matter which would constitute an Objection that Purchaser does not waive pursuant to Section 7(c) below;

(ii) zoning regulations, municipal building restrictions and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to the Closing Date;

(iii) grants to governmental entities or to utility and/or power companies, the right of the public in sidewalks and abutting public rights-of-way, and easements given to the public for water course maintenance, slope rights or sight rights, but only to the extent such rights do not impair or restrict the use of the Property for the uses contemplated by Purchaser;

(iv) the lien of current taxes and assessments not due and payable as of the Closing Date;

(v) special taxes and assessments becoming a lien on or after the Closing Date;

(vi) if applicable, the Leases, and any other leases of the Property entered into with Purchaser’s consent pursuant to Section 8(b) below;

(vii) standard exceptions set forth in the form of title insurance policy of the title insurance company selected by Purchaser; and

(viii) any other matter which would constitute an Objection that Purchaser waives pursuant to Section 7(c) below, provided that with respect to any Monetary Objection against Seller, same shall not constitute an Objection if a title insurance company authorized to do business in the state in which the affected Property is located agrees that it will insure title free of such Monetary Objection to Purchaser, their successors and assigns, including, without limitation, future purchasers (“Successor”), or with affirmative insurance against the enforcement of such Monetary Objection against the affected Fee Property to Purchaser and any Successor, and such removal or affirmative coverage does not require Purchaser or any Successor to defend an action brought on any such judgment.

Notwithstanding anything to the contrary contained in this Section 7(a), in no event shall the provisions of this Section 7(a) be interpreted or otherwise construed as requiring Seller to warrant title to the Property except as set forth in the Deeds delivered pursuant to Section 9(a) below.

(b) The term “Objection” shall mean any matter shown on the survey obtained by Purchaser or any covenant, easement, restriction or other title defect or encumbrance (including, without limitation, any lien or the lack of direct access to a dedicated public road or street), other than the matters referred to in Section 7(a) above, which renders title to the Property either unmarketable or uninsurable at regular rates, reduces the value of the Property or impairs or restricts the current use of the Property.

(c) As to each Property, Purchaser shall order, at Purchaser’s expense, a title commitment from a title insurance company authorized to do business in the state in which such Property is located and, if so desired by Purchaser, a survey at Purchaser’s expense. Within three (3) business days following Purchaser’s receipt thereof, Purchaser shall deliver to Seller a copy of the title commitment and, if applicable, survey for such Property. Prior to the expiration of the Due Diligence Period, Purchaser shall deliver to Seller written notice of any Objection (“Title Objection Notice”) to Seller. Purchaser shall be deemed to have waived any Objection existing on the last day of the Due Diligence Period and not specified in the Title Objection Notice. Purchaser may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title (x) raised by the Title Company between the expiration of the Due Diligence Period and the Closing Date and that have been recorded on the land records after the expiration of the Due Diligence Period or (y) known to Seller and not otherwise disclosed to the Title Company or Purchaser. If Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Objection Notice in accordance with the provisions of this Section 7(c).

(d) Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense or liability (contingent or otherwise) to remedy an Objection; provided, however, that if an Objection is a monetary lien, judgment or encumbrance of an ascertainable amount (a “Monetary Objection”), Seller shall be obligated at or prior to the Closing Date, to cause such Monetary Objection to be satisfied or to cause the title insurance company to insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection by delivery of an acceptable indemnity. If Seller is unable to convey title to a Property in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), Purchaser may elect either (i) to accept such title as Seller is able to convey at Closing, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (ii) to terminate this Agreement as to the Property encumbered or affected by the Objection. Such election shall be made by Purchaser within ten (10) days after written notice from Seller to Purchaser stating that Seller is unable to convey title in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection) (an “Uncured Objection”), such notice of an Uncured Objection from Seller to be given within ten (10) days after its receipt of the Title Objection Notice, in which event this Agreement shall be null and void as to the Property encumbered or affected by the Uncured Objection, and the parties shall have no further liabilities or obligations hereunder, except as to those obligations which expressly survive the termination of this Agreement.

(e) Although Seller is not obligated to do so, Seller shall have the right to remedy any Objection with respect to a Property on written notice given to Purchaser within ten (10) days after Seller’s receipt of the Title Objection Notice. For the purpose of remedying an Objection, Seller shall have the right to one or more adjournments of the Closing for an aggregate period not to exceed forty-five (45) days. If Seller fails to remedy the Objection prior to the adjourned Closing, the provisions of Section 7(d) above shall be applicable, and Seller shall be deemed to have elected not to remedy the Objection.

(f) The sale includes whatever right, title and interest Seller has in and to the equipment and fixtures presently on each Property which are appurtenant to or used in the operation thereof (subject to the exclusions set forth in Section 3 above). Seller makes no representations as to the quality, kind or condition thereof, and Purchaser agrees to take the same “WHERE-IS” and “AS-IS.”

8. Service and Maintenance Contracts.

(a) On or before September 30, 2004, Seller shall identify for Purchaser in writing any and all maintenance, service and other contracts for the Properties that Seller desires Purchaser to assume at Closing (the “Service Contracts”). At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, all previously identified Service Contracts, but only if the Service Contracts are validly assignable. Any Service Contracts that, by their terms, are not validly assignable to Purchaser shall be retained or terminated by Seller. Seller shall indemnify, defend and hold Purchaser harmless from and against all claims for payment by such contractors for services with respect to such Property rendered prior to the date of the Closing. Purchaser may terminate (and Seller shall, at no cost to Seller, assist Purchaser in terminating) any Service Contracts that Purchaser desires to terminate, but Purchaser shall be solely responsible for paying, and shall indemnify Seller against, any and all fees and other costs associated with any such Service Contract terminations. The provisions of this Section 8(a) shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

(b) Seller hereby agrees that from and after the date hereof, Seller shall not enter into any leases of or contracts for any Property, the term of which leases or contracts extend beyond the Closing without Purchaser’s prior written consent, which consent for leases may be given or withheld in Purchaser’s sole discretion, but for contracts shall not be unreasonably withheld. Purchaser shall object to any request for consent within five (5) days of presentment by Seller or Purchaser shall be deemed to have consented to the requested lease or contract (each an “Approved Lease”). Purchaser shall pay for all tenant improvement, brokerage and other leasing costs in connection with any Approved Leases to the extent such costs are not reflected in the calculation of the Purchase Price.

9. Documents to be Delivered by Seller at Closing. At Closing, Seller shall deliver to Purchaser (collectively, “Seller’s Closing Documents”):

(a) for each Closing Property, the customary form of special or limited warranty deed and/or, if applicable, form of assignment and assumption of ground lease (such that Seller shall only warrant for claims arising by, through or under Seller, but none others) for the state for which the Property is located (collectively, the “Deeds”) shall be duly executed by Seller, be in form for recordation, contain the permitted exceptions listed on Exhibit O attached hereto, and be accompanied by completed realty transfer tax forms (to be provided by Purchaser’s title insurance company);

(b) for each Closing Property, a bill of sale in the form attached hereto as Exhibit D (“Bill of Sale”), pursuant to which Seller shall sell and transfer the personal property at each Property subject to this Agreement to Purchaser;

(c) for each Closing Property, two counterpart originals of an assignment and assumption of intangible property in the form attached hereto as Exhibit E (“Intangible Property Assignment”), pursuant to which Seller shall assign and Purchaser shall assume Seller’s interest in the Intangible Personal Property;

(d) for each Closing Property, all originals of all Leases and tenant files in Seller or Seller’s agents possession (the “Lease Files”) and two (2) counterpart originals of an assignment and assumption of leases in the form attached hereto as Exhibit F hereto (“Assignment”), pursuant to which Seller shall assign and Purchaser shall assume Seller’s interest as lessor in the Leases; the Lease Files shall be delivered to Purchaser at Closing at Seller’s offices in Charlotte, North Carolina;

(e) for each Closing Property, notices to tenants under the Leases of the occurrence of the sale of the Property in the form attached hereto as Exhibit G duly executed by or on behalf of Seller;

(f) a settlement statement (to be prepared by Purchaser’s title insurance company) showing the applicable closing adjustments, duly executed by Seller;

(g) a FIRPTA affidavit in the form attached hereto as Exhibit H;

(h) the customary form of mechanic’s lien and possession affidavit, each duly executed by Seller, together with such documents and other evidence as is reasonably required by Purchaser’s title insurance company to establish that Seller is authorized to execute the closing documents and to record the Deeds, including a California Form 590 shall also be provided for each Closing Property located in California and a Georgia Broker’s Lien Affidavit shall be provided for each Closing Property located in Georgia;

(i) a Certificate of Seller in the form attached hereto as Exhibit I, confirming the truth, accuracy and completeness of the representations and warranties of Section 27 hereof with respect to Seller;

(j) a certified copy of the Bylaws adopted by the Board of Directors of Seller confirming the authority of certain officers to execute documents and a certified statement of incumbency of the officer of Seller executing the documents described in this Section 9;

(k) originals, to the extent in Seller’s possession, of surveys, permits, licenses, leases, subleases, warranties and guarantees covered by this Agreement;

(l) four (4) counterpart originals of the Master Lease Agreement in the form provided in Section 5 above;

(m) three (3) counterpart originals of the SNDA, all duly executed by Seller;

(n) a rent roll dated as of the Closing Date and certified to Purchaser as true, accurate and correct to the best of Seller’s Knowledge;

(o) Tenant Estoppels as required in Section 24 below;

(p) for the space vacated or otherwise not occupied by Seller pursuant to the Master Lease Agreement or as Vacate Space under this Agreement, all keys and locks, alarm codes, vault or safe combinations, and all written warranties or guaranties transferred hereunder; and

(q) a Guarantee of the Master Lease Agreement executed and delivered by Bank of America Corporation in the form attached hereto as Exhibit Q.

Purchaser may waive compliance on Seller’s part under any of the foregoing items only by an instrument in writing.

10. Documents to be Delivered by Purchaser at Closing. At Closing, Purchaser shall deliver to Seller (collectively, “Purchaser’s Closing Documents”):

(a) the Purchase Price as described in Section 4, as adjusted pursuant to Sections 12 and 15, by wire transfer of immediately available funds;

(b) for each Closing Property, two (2) counterpart originals of the Intangible Property Assignment described in Section 9(c) above duly executed by Purchaser;

(c) for each Closing Property, two (2) counterpart originals of the Assignment described in Section 9(d) above duly executed by Purchaser;

(d) a closing statement (to be prepared by Purchaser’s title insurance company) showing the applicable Closing adjustments, duly executed by Purchaser;

(e) a Certificate of Purchaser or Purchaser’s permitted assignee, in the form attached hereto as Exhibit J, confirming the truth, accuracy and completeness of the representations and warranties of Section 26 hereof with respect to Purchaser or such assignee, as applicable, and duly executed by Purchaser or Purchaser’s permitted assignee;

(f) four (4) counterpart originals of the Master Lease Agreement in the form provided in Section 5 above;

(g) three (3) counterpart originals of the SNDA, all duly executed by Purchaser and Purchaser’s lender; and

(h) such documents and other evidence as is reasonably required by Purchaser’s title insurance company to establish that Purchaser is authorized to execute the closing documents and to record the Deeds, including a California Form 590 shall also be provided for each Closing Property located in California and a Georgia Broker’s Lien Affidavit shall be provided for each Closing Property located in Georgia.

Seller may waive compliance on Purchaser’s part under any of the foregoing items only by an instrument in writing.

11. Possession; Vacate Space.

(a) Except as otherwise provided in this Section 11 with respect to the Vacate Space, at Closing, Seller shall give Purchaser possession of each Closing Property, in broom clean condition, free and clear of all third party rights of possession other than as permitted under the Master Lease Agreement, the Leases and any Approved Leases under Section 8(b).

(b) During the Vacate Period, Seller may use and occupy the Vacate Space in conformity with the requirements of this Section 11. The Vacate Space shall not constitute part of the Leased Premises, and the Net Rentable Area of the Vacate Space shall not be included in the calculation of Seller’s Occupancy Percentage under the Master Lease Agreement. Notwithstanding the foregoing, (i) Seller’s use of the Vacate Space shall be subject to the provisions of Section 1.5 of the Master Lease Agreement relating to use and to the provisions of Sections 6.4, 6.5, 6.6 and 6.7 of the Master Lease Agreement relating to insurance, indemnifications and waivers of recovery, (ii) Seller’s performance of any Vacate Space Demising Work to separately demise the Leased Premises from the Vacate Space shall be subject to the provisions of Section 5.7 of the Master Lease Agreement and (iii) the resolution of any disputes between Purchaser and Seller relating to the Vacate Space or to the scope or cost of any Vacate Space Demising Work shall be subject to the provisions of Articles XII and XIII of the Master Lease Agreement.

(c) Prior to the expiration of the Vacate Period, Seller shall, at Seller’s election, either (i) vacate and surrender possession of the Vacate Space to Purchaser or (ii) add the Vacate Space as Leased Premises under the Master Lease Agreement as provided in Article X thereof. Seller may make different elections with respect to different portions of the Vacate Space. If Seller fails to notify Purchaser prior to the expiration of the Vacate Period of Seller’s election to add Vacate Space as Leased Premises under the Master Lease Agreement, Seller shall be deemed to have elected to vacate such Vacate Space prior to the expiration of the Vacate Period. If Seller elects to add all or any portion of the Vacate Space as Leased Premises as aforesaid, Purchaser and Seller shall amend the applicable Lease Supplement (as defined in the Master Lease Agreement) and Exhibit A to the Master Lease Agreement to evidence and confirm the addition of such Vacate Space to the Leased Premises.

(d) Except to the extent Seller adds Vacate Space as Lease Premises under the Master Lease Agreement, Seller shall remove all of Seller’s personal property from the entire Vacate Space prior to the expiration of the Vacate Period or, if earlier, within thirty (30) days following the date on which Seller surrenders possession of the Vacate Space in conformity with the requirements of this Section 11. In the event Seller fails to remove its personal property from the Vacate Space by such date, Purchaser shall have the right to remove and dispose of the same at Seller’s sole cost and expense. Seller shall deliver the Vacate Space to Purchaser in the same condition as it was in on the date of the execution of this Lease, reasonable wear and tear and Vacate Space Demising Work, if any, excepted, and subject to the provisions of Section 5.3 and Article VI of the Master Lease Agreement. Unless Seller makes a timely election to add the Vacate Space as Lease Premises under the Master Lease Agreement, Purchaser may terminate Seller’s right to possess and occupy the Vacate Space at any time following the expiration of the

Vacate Period and thereafter pursue actions at law or in equity to recover immediate possession the Vacate Space.

(e) Seller shall notify Purchaser in writing as and when Seller vacates a portion of the Vacate Space. Within five (5) business days following Purchaser’s receipt of any such notice, Purchaser and Seller shall confirm in writing the date on which possession of the Vacate Space were so surrendered to Purchaser and the Net Rentable Area of the surrendered Vacate Space. Seller may give Purchaser notice that it has vacated all or a portion of the Vacate Space at any time on or after the Closing Date.

(f) It is the intention of the parties that Seller will vacate and surrender the entire Vacate Space to Purchaser, on a weighted average basis, within 180 days following the Closing Date, with certain portions of the Vacate Space being surrendered to Purchaser on the Closing Date and other portions of the Vacate Space not being surrendered to Purchaser until at or immediately prior to the expiration of the Vacate Period. If Seller’s Aggregate Time of Possession for the Vacate Space is greater than 180 days, Seller shall pay to Purchaser, as liquidated damages on account of such delay, the Holdover Damages Amount as herein provided.

(g) On or about September 1, 2005, December 1, 2005, and March 1, 2006, Purchaser shall calculate and advise Seller of the amount of any Holdover Damages Amount due and payable as of such dates. Seller shall pay any such Holdover Damages Amount to Purchaser within twenty (20) days following Seller’s receipt of Purchaser’s detailed calculation of the amount then due and payable. An illustration of how the Holdover Damages Amount is calculated is attached as Exhibit W hereto.

(h) Prior to the expiration of the Vacate Period or, if earlier, as expeditiously as possible following the date on which Seller surrenders possession of the Vacate Space in conformity with the requirements of this Section 11, Seller shall perform, at Seller’s sole cost and expense, any Vacate Space Demising Work required in connection with the Vacate Space. If Seller fails to expeditiously commence and complete any Vacate Space Demising Work or if Purchaser needs to accelerate completion of all or a portion of the Vacate Space Demising Work at a Project to accommodate Purchaser’s leasing of space to third party tenants, Purchaser shall have the right, but not the obligation, to complete, at Seller’s sole cost and expense, all or a portion of the unfinished Vacate Space Demising Work.

(i) The provisions of this Section 11 shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

12. Adjustments.

(a) At Closing, Purchaser and Seller shall adjust for real estate taxes and assessments on the Closing Properties, such adjustments to be calculated as of 11:59 PM on the day immediately preceding Closing. If the Closing shall occur before the tax rate or assessed valuation of a Closing Property is fixed for the then-current year, the apportionment of real estate taxes for the year of Closing shall be upon the basis of the most recent tax bills and the tax rate for the most recent tax year applied to the latest assessed valuation. There shall be no post-Closing reconciliations or re-prorations of adjusted amounts.

(b) All rents (including operating expense and real estate tax contributions or reimbursements and similar charges (collectively, “Tenant Pass-Throughs”), credits, security deposits and set-offs due or required to be paid under or by reason of the Leases shall be adjusted by appropriate credit to the Seller or Purchaser (as the case may be) on the Closing Date. If, at the Closing Date, any tenant is in arrears in the payment of rents, Seller will disclose the same to Purchaser in writing or on the Rent Roll and such amounts shall not be adjusted on the Closing Date. Prior to the Closing Date, Seller shall use Seller’s current business practices to collect such arrearages. If Purchaser shall collect any such arrearages within ninety (90) days after the Closing Date, then Purchaser shall turn over to Seller the arrearages so collected, less the reasonable cost of collection thereof, if any; provided, however, Seller may continue to seek to collect the arrearages by legal action following the Closing Date. All rents collected by Purchaser after the Closing Date (except for amounts specifically billed and paid as end of year reconciliation payments for Tenant Pass-Throughs, which shall be separately accounted for and allocated, pro rata, between Seller and Purchaser as their interest may appear) shall be first applied to rents payable after the Closing Date and only the excess thereof shall be paid over to Seller on account of the arrearages. To the extent that items to be apportioned hereunder may be required to be paid directly by a tenant under its Lease, same shall not be apportioned, provided, however, that such items shall have been paid by such tenant currently through the month including the Closing Date. In addition, Seller shall (i) account to and turn over to Purchaser any and all security deposits paid by existing tenants of the Closing Properties (“Tenant Security Deposits”), or (ii) provide Purchaser a credit against the Purchase Price in the amount of the Tenant Security Deposits. The provisions of this subparagraph (b) shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

(c) Seller shall pay, at or prior to Closing, all brokerage fees and commissions for existing Leases entered into prior to the date hereof. If Closing takes place, all brokerage fees and commissions, if any, for renewals, extensions and expansions of existing Leases exercised after the date hereof, and for new Leases and modifications of existing Leases entered into after the date hereof and approved by Purchaser as provided in Section 8(b) above, shall be paid by Purchaser. In the event that any Lease existing on the date hereof entitles the tenant thereunder to receive a relocation, improvement, refurbishment or other allowance (other than in connection with a presently unexercised renewal or extension of the term of such Lease) and such allowance has not been paid to the tenant (or the right to receive such payment has not been waived in a Tenant Estoppel), Seller shall pay or credit to Purchaser at Closing Seller’s allocated share of such allowance (based on the portion of the term of the Lease that elapsed prior to Closing) and Purchaser shall pay the full amount of such allowance to the tenant as and when due under the Lease (without further reimbursement from Seller). Purchaser shall indemnify, defend and hold Seller harmless from and against all claims and demands from third party tenants for relocation, improvement, refurbishment or other allowances from and after the date of the Closing. The provisions of this Section 12(c) shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

(d) Except as otherwise expressly provided in this Section 12, at Closing, Seller and Purchaser shall not adjust, and Purchaser shall acquire the Closing Properties subject to, all unpaid gas, water, sewer, electric and other utility charges, janitorial costs, landscaping and other exterior maintenance costs, condominium fees, easement costs, common area maintenance fees, property management fees and other charges and expenses relating to the operation and maintenance of the Closing Properties prior to Closing (any amount so assumed by Purchaser, the “Assumed Property Costs”). Purchaser shall pay the Assumed Property Costs directly to the person or entity entitled to receive the same as and when the Assumed Property Costs become due and payable; provided that Seller shall indemnify, defend and hold Purchaser harmless from and against all claims and demands for Assumed Property Costs in excess of Six Million & 00/100 Dollars ($6,000,000.00) for services rendered to or at the Closing Properties prior to the Closing Date, but not for any services rendered from and after the Closing Date. The provisions of this Section 12(d) shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

(e) At Closing, Purchaser shall also reimburse Seller in the amount of Sixty-Seven Thousand Eight Hundred Twenty-Three & 00/100 Dollars ($67,823.00) for certain costs incurred by Seller in connection with the property located at 100 West Washington Street, Jonesboro, Arkansas.

13. Expenses.

(a) At Closing and if and only if the subject transaction closes, Purchaser shall pay the following closing costs (collectively, “Purchaser’s Closing Costs”):

(i) Phase I Environmental Study expenses for all Properties;

(ii) all transfer taxes and recording fees as required by applicable law;

(iii) Survey expenses for all Properties;

(iv) all costs and expenses of the Measurement;

(v) all title insurance search fees and insurance premiums, and all escrow and closing charges of the settlement or closing agent;

(vi) all structural and physical inspection expenses for all Properties;

(vii) all recording fees in connection with the conveyances of the Closing Properties;

(viii) Purchaser’s legal fees and expenses;

(ix) all appraisal costs;

(x) all fees and costs of Purchaser’s financing; and

(xi) miscellaneous expenses incurred by Purchaser.

(b) At Closing and if and only if the subject transaction closes, Seller shall pay the following closing costs (collectively, the “Seller’s Closing Costs”):

(i) real estate brokerage commissions payable to Trammell Crow Corporate Services, Inc. and Jones Lang LaSalle (collectively, “Seller’s Broker”);

(ii) all fees and costs paid in connection with the Bank of America Corporate Real Estate Proposed Transaction - Consulting Proposal with J & J Family Investments, LLC;

(iii) all costs and expenses for any Phase II and Phase III environmental studies, testing and remediation required in Section 19(d);

(iv) Seller’s legal fees and expenses;

(v) any recording fees for the satisfaction of any mortgages, liens or judgments affecting any Closing Property;

(vi) one-half of Purchaser’s Closing Costs described in Sections 13(a)(i) through (vi), inclusive (excluding any costs or expenses to the extent incurred in connection with any financing obtained by Purchaser);

(vii) such other of Purchaser’s Closing Costs as are identified by Purchaser at Closing in an amount not to exceed one and one-tenth percent (1.10%) of the Purchase Price; and

(viii) miscellaneous expenses incurred by Seller.

14. Default.

(a) If Seller breaches this Agreement prior to or at Closing, the sole liability of Seller shall be and the sole remedy of Purchaser shall be limited to either (i) payment to Purchaser, as liquidated damages, for each Property for which Closing has not occurred and for which Purchaser has performed some or all of its investigations pursuant to Sections 7 and 19, the sum equal to Purchaser’s actual, reasonable out-of-pocket costs and expenses incurred subsequent for title, survey and other due diligence reports and evaluations in connection with the Properties, whereupon Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all due diligence reports, evaluations, investigations, surveys and title searches in Purchaser’s possession or control (without representation or warranty and with a disclaimer of reliance), and this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder; or (ii) a suit by Purchaser for specific performance only.

(b) If Purchaser breaches this Agreement prior to or at any Closing, Seller shall be entitled to terminate this Agreement in its entirety and to receive as liquidated damages the sum of Seller’s actual, out-of-pocket costs and expenses incurred subsequent to the date of this Agreement (exclusive of attorney’s fees) for due diligence reports and evaluations, and this

Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder. In addition, Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all due diligence reports, evaluations, investigations, surveys and title searches in Purchaser’s possession or control (without representation or warranty and with a disclaimer of reliance). The provisions of this subparagraph (b) shall survive the expiration or earlier termination of this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a default by Purchaser and termination of this Agreement.

(c) Notwithstanding anything to the contrary contained in Section 14(a), in the event Seller’s breach is caused by or arises out of regulatory issues, Seller shall have no liability whatsoever to Purchaser; this Agreement shall become null and void in its entirety, and the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement.

15. Risk of Loss.

(a) If a condemnation proceeding is instituted against a Property or any portion thereof, or if a Property is substantially damaged by fire or other casualty, prior to Closing, Purchaser may terminate this Agreement with respect to such Property upon ten (10) days written notice to Seller, whereupon the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement. If Purchaser does not so terminate this Agreement in the case of condemnation or substantial damage by fire or other casualty, or if in the case of fire or other casualty to a Property there is less than substantial damage, then in each of such cases, this Agreement shall continue to be effective as to all of the Properties, and Seller shall assign to Purchaser at Closing all of Seller’s right to receive any award for such condemnation or insurance proceeds as a result of such damage (as the case may be), together with all of Seller’s rights to litigate such claim and to negotiate a settlement with the condemning authority or the insurance carrier; provided, however, to the extent Seller self-insures (including a deductible or any under-insured amount) against a casualty, then the Purchase Price for the affected Property shall be adjusted to reflect a credit in favor of Purchaser for the amount of such under-insured amount. For purposes of this Section 15, a Property shall be deemed to have been “substantially damaged” if such damage occurs at a Property that Seller is responsible to restore and such restoration either will require more than one-hundred twenty (120) days to complete or will cost in excess of twenty-five percent (25%) of such Property’s purchase price equivalent which is arrived at by multiplying the Agreed Upon Percentage for such Property times the Purchase Price. Seller agrees to maintain its current property insurance policies, if any, on the Properties during the pendency of this Agreement.

(b) Purchaser acknowledges that Seller has advised it that, as of the date hereof, certain of the Properties as identified on Exhibit T hereto are the subject of pending condemnation actions (collectively, the “Pending Condemnations”). Purchase agrees that, Seller, and not Purchaser, shall be entitled to retain any awards resulting from a successful prosecution or settlement of the Pending Condemnations. In the event that Purchaser receives any such award directly from the affected condemning authority, Purchaser shall promptly pay to Seller (or credit Seller under the Master Lease Agreement) any amounts so received by Purchaser on Seller’s behalf.

16. Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, agent or finder in connection with this Agreement, other than Seller’s Broker. The parties agree to indemnify and hold one another harmless based upon their actions and dealings from any claims or causes of action concerning brokerage or finder’s fees or commissions. If any claim against Seller is asserted by any person, firm or corporation claiming a commission and/or finder’s fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Purchaser, Purchaser shall indemnify, defend and save harmless Seller from such claim resulting from any act, representation or promise of Purchaser. If any claim against Purchaser is asserted by any person, firm or corporation claiming a commission and/or a finder’s fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Seller, Seller shall indemnify, defend and save harmless Purchaser from such claim resulting form any act, representation or promise of Seller. The terms of this Section 16 shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

17. Properties “AS-IS.” Purchaser either (a) has heretofore inspected each of the Properties, or caused an inspection thereof to be made on Purchaser’s behalf, or (b) will have done so prior to the end of the Due Diligence Period or (c) will have waived its right to do so as hereinbelow set forth, so that, by the end of the Due Diligence Period, Purchaser shall be (or shall have had the opportunity to become) acquainted with the condition of the Properties and the improvements located therein. Purchaser agrees to take the Properties “AS-IS,” “WHERE-IS,” and in their present condition, subject to reasonable use, wear and tear, and (subject to Section 15 above) damage by fire and other casualties, and (subject to Section 16 above) due to a taking by condemnation or eminent domain, between February 28, 2003 and the Closing Date. Until the Closing, Seller agrees to maintain each Property in its present condition, reasonable wear and tear excepted. The provisions of this Section 17 shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

18. Disclaimer.

(a) PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE AS SET OUT IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF ANY OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM ANY OF THE PROPERTIES; (C) THE SUITABILITY OF ANY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANYONE ELSE MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY ANY OF THE PROPERTIES OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE

GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OR THE PROPERTIES; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO ANY OF THE PROPERTIES; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE PROPERTIES; OR (H) ANY OTHER MATTER WITH RESPECT TO ANY OF THE PROPERTIES, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ZONING OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON ANY OF THE PROPERTIES OF HAZARDOUS MATERIALS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT EACH PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF EACH PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY OF THE PROPERTIES, OR THE OPERATION THEREOF, FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF PROPERTIES AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. ALL PROVISIONS OF THIS ARTICLE SHALL SURVIVE CLOSING OR THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT WITHOUT CLOSING, AS APPLICABLE.

(b) “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et. seq.) (“CERCLA”) or any regulations promulgated under or pursuant to CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.) (“RCRA”) or regulations promulgated under or pursuant to RCRA; (iii) any substance regulated by the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to each Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on each Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

(c) “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface, water, ground water or soil).

(d) Purchaser acknowledges that, subject to the termination rights set forth in Section 19(c), Purchaser shall accept all Properties (including all improvements located thereon) at Closing in their AS IS physical condition WITH ALL FAULTS, including, without limitation, with the presence of Hazardous Materials thereon or therein. Purchaser, on behalf of itself and its successors and assigns, hereby waives, releases, acquits and forever discharges Seller its current and former officers, directors, shareholders, employees, agents, attorneys, representatives, and any other persons acting on behalf of Seller and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct and indirect, known or unknown, foreseen or unforeseen, which Purchaser or its successors or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present, or future physical characteristic or condition of each Property or the improvements thereon, including, without limitation, any Hazardous Materials in, at, on, under or related to the Property or the improvements thereon or any violation or potential violation of any Environmental Requirement applicable thereto and further including, without limitation, any claim for contribution or indemnification arising under any Environmental Requirements, common law or otherwise. Notwithstanding anything to the contrary set forth herein, this release shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

This release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release to Seller. Purchaser specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.”

(e) The provisions of this Section 18 shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

19. Due Diligence Period; Purchaser’s Access to Properties. The obligations of Seller and Purchaser under this Agreement shall be subject to and contingent upon timely satisfaction of the following conditions, which conditions, if not satisfied or waived as hereinafter provided, shall entitle Seller or Purchaser, as the case may be, to terminate this Agreement in accordance with (and within the time periods set forth in) this Section 19:

(a) Access. During the Due Diligence Period, Purchaser shall be granted access to each of the Properties in order to perform such due diligence review and analysis of the Properties as Purchaser deems necessary including, without limitation, to investigate, review, measure, survey and physically inspect each Property, including, without limitation, the structural and building elements of each Property, to obtain a title search and survey, to conduct Phase I environmental studies and engineering studies of each Property as described below, to review the Leases being assigned to Purchaser and other documents requested by Purchaser in Section 19(g) below (collectively, the “Due Diligence Inspections”). All Due Diligence Inspections of the Properties shall be scheduled at times mutually convenient to Seller and Purchaser upon not less than three (3) prior business days’ notice to Seller, which notice shall identify the nature of the investigation to be performed at each Property, when Purchaser desires the investigations to occur and the person or entity engaged by Purchaser to perform the investigation.

(b) Insurance and Indemnity. During the Due Diligence Period for each Property, as same may be extended with respect to such Property pursuant to Sections 19(d) hereof, Purchaser, its employees and agents, at Purchaser’s sole cost and expense, shall have the right to enter upon such Property to conduct the Due Diligence Inspections. Purchaser shall give Seller at least 48 hours prior written notice of its desire to enter upon the Property and shall coordinate such entry and Due Diligence Inspections with Seller so that the entry is at a mutually convenient time. Purchaser shall conduct the Due Diligence Inspections in a manner which shall not interfere with Seller’s business operations on the Property and notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be permitted entry into any vaults, safes, or other areas of the Buildings containing confidential or secure property of Seller. Prior to Purchaser’s start of the Due Diligence Inspections, Purchaser shall provide certificates of insurance to Seller evidencing liability insurance in the minimum amount of $2,000,000.00 combined per occurrence limit carried by Purchaser and/or Purchaser’s agents in order to insure any loss arising out of or in connection with entry upon the Property. The aforesaid insurance shall be issued by an insurance company licensed in the state where the Property is located and said insurance company shall be reasonably acceptable to Seller. Upon completion of the Due Diligence Inspections, Purchaser, shall restore the Property to the condition in which it existed prior to the Due Diligence Inspections. Purchaser shall and hereby does indemnify, defend, and save harmless Seller from and against any and all claims arising out of the entry on and inspection of each and every Property by Purchaser and/or Purchaser’s employees and agents, including, without limitation, Seller’s reasonable attorneys’ fees and costs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this subsection shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

(c) Physical Inspection/Diligence Review. During the Due Diligence Period for each Property, Purchaser may, at its sole cost and expense, review the documents requested in Section 19(g) (“Seller’s Documentation”) and the physical and environmental condition of the Land and Improvements. Purchaser shall have until the end of the Due Diligence Period to disapprove of the Seller’s Documentation and/or the physical and environmental condition of the Properties and to terminate this Agreement by delivering a written notice (a “Termination Notice”) to Seller on or before the expiration of the Due Diligence Period, with time being of the essence with respect to Purchaser’s obligation to deliver such notice. If for any reason whatsoever Purchaser determines, in its sole discretion, that the Properties, the Seller’s

Documentation or any aspect thereof is unsuitable for Purchaser’s acquisition, Purchaser shall have the right to terminate this Agreement by delivering said Termination Notice to Seller prior to the expiration of the Due Diligence Period, and if Purchaser gives such notice of termination within the Due Diligence Period, this Agreement shall terminate. If Seller does not receive a Termination Notice from Purchaser before the end of the Due Diligence Period, with time being of the essence, Purchaser shall be deemed to have approved of the Seller’s Documentation and the physical and environmental condition of the Properties and all other matters relating thereto.

(d) Environmental Inspection. Prior to the expiration of the Due Diligence Period, if Purchaser’s environmental consultant, based on records and other documentation obtained during its Phase I environmental investigation (“Phase I Study”), determines that a Phase II environmental study (“Phase II Study”) is necessary with respect to a Property, Purchaser shall give to Seller written notice thereof, together with a complete copy of the Phase I Study and a reasonably detailed explanation of the reasons therefor from Purchaser’s environmental consultant. Within ten (10) days after receipt of such notice, Seller, at its sole election, shall either (i) obtain the Phase II Study at Seller’s sole cost and expense, (ii) permit Purchaser to obtain a Phase II Study at Seller’s sole cost and expense, which shall be conducted by an environmental consultant satisfactory to Seller in its reasonable judgment pursuant to a scope of study satisfactory to Seller in its reasonable judgment; or (iii) withdraw the Closed Property from this Agreement, and in the latter event, this Agreement shall terminate and be null and void as to such withdrawn Property, but shall continue in full force and effect as to the remaining Properties. Unless Seller notifies Purchaser during such ten-day period of Seller’s election to obtain (or to permit Purchaser to obtain) a Phase II Study, Seller shall be deemed to have elected to withdraw the Property from this Agreement as expressed in clause (iii) above. If Seller or Purchaser obtains a Phase II Study for such Property, as provided above, and if the Phase II Study identifies one or more environmental conditions requiring remediation (“Remediation Conditions”), then, within ten (10) days after Seller delivers the Phase II Study to Purchaser, or Purchaser delivers the Phase II Study to Seller, as applicable, Seller, at its sole election, shall either (A) agree to remediate and abate the Remediation Condition(s) at Seller’s sole cost and expense in conformity with all applicable Environmental Requirements or (B) withdraw the Property from this Agreement, and in the latter event, this Agreement shall terminate and be null and void as to such withdrawn Property, but shall continue in full force and effect as to the remaining Properties. Unless Seller notifies Purchaser during such ten-day period of Seller’s election to remediate and abate the disclosed environmental condition(s), Seller shall be deemed to have elected to withdraw the Property from this Agreement as expressed in clause (B) above. Unless the Property is withdrawn from this Agreement by Seller as aforesaid, the Due Diligence Period and Closing automatically shall be extended for such time as is necessary for Seller or Purchaser, as applicable, to complete the environmental investigations and remediations described above. In the event of a withdrawal of a Property pursuant to this subparagraph or a termination of this Agreement as provided herein as to such Property, Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with the Due Diligence Inspections for such Property.

(e) Due Diligence Indemnity. If Seller elects to remediate and abate the Remediation Conditions pursuant to clause (d)(i) above or Seller has been unable to cure, remove or otherwise satisfy an Objection raised during Purchaser’s review of title and survey for each Property (collectively, a “Due Diligence Objection”) and such remediation, abatement, cure or satisfaction of the Due Diligence Objection shall extend beyond the Closing Date, Seller, at Seller’s sole option, may indemnify, defend and protect Purchaser against any claims, costs, judgments, actions, liability, and expense, including, without limitation, reasonable attorney’s fees and costs arising from or in connection with the Seller’s actions to remediate, abate, cure, remove, or satisfy the Due Diligence Objection (the “Due Diligence Indemnity”). If Seller provides Purchaser with a Due Diligence Indemnity for a Property, Seller shall be deemed to have satisfied such uncured Due Diligence Objections and the Property or Properties shall be ready for Closing pursuant to Section 6 above.

(f) Measurement. Purchaser shall retain a consultant or firm reasonably acceptable to Seller, which approval shall not be unreasonably conditioned or delayed to measure the rentable square footage of each Building (the “Measurement”). The Measurement shall be conducted in accordance with the Z65.1 Standard Method for Measuring Floor Area in Office Buildings promulgated and issued by the Building Owners and Managers Association (the “BOMA Standard”). All cost and expense of the Measurement shall be paid by Purchaser, provided that if Closing does not occur on a Property for which Measurement costs have been incurred, such costs shall be paid by the party responsible for such Closing not to occur. The results of the Measurement shall be delivered to Purchaser and Seller within ten (10) days following completion thereof and, in any event, Measurements for all Properties shall be completed in the manner specified in the Master Lease Agreement. The Measurement shall be binding on Seller and Purchaser, unless within thirty (30) days following receipt of the Measurement by both parties, either Seller or Purchaser delivers written notice to the other party specifying deviations from the BOMA Standard, in which event, the consultant shall be instructed to revise the results of the Measurement to comply with the BOMA Standard and such revision shall be binding on Seller and Purchaser. The foregoing provisions of this Section 19(f) shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

(g) Seller’s Document Deliveries. Seller has made available to Purchaser at the location or locations where such documents are kept in the ordinary course of Seller’s business for inspection and copying at Purchaser’s expense all of the following documents:

(i) copies of (A) all existing and pending Leases, lease files and tenant correspondence, (B) tenant financial statements, (C) a schedule of outstanding leasing commission on a space by space basis, and (D) any bonds, guaranties or letters of credit provided in lieu of a cash security deposit;

(ii) all income and expense statements, year-end financial monthly operating statements and year to dated statements for the Properties for the three (3) most recent calendar years prior to Closing and, to the extent available, the current year, all of which shall be certified by Seller as true and correct to the best of Seller’s Knowledge;

(iii) to the extent available, a copy of the budget for each Property for the current year;

(iv) a detailed summary of any litigation, investigation or proceeding that is pending or threatened in writing against a Property, against the Seller related to a Property or being prosecuted by Seller with respect to a Property;

(v) copies of any and all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to a Property and which are not recorded or otherwise of record and in Seller’s possession; and

(vi) copies of all leasing and brokerage agreements pursuant to which commissions remain owing or are anticipated to become owing after the Closing Date.

20. Notices and Assessments; Tax Appeals.

(a) Seller shall (i) comply with the requirements of any and all notices relating to each Property which may be issued by municipal or other public authorities prior to the Closing Date and (ii) pay for all work and improvements done or ordered to be done prior to the Closing Date by any such authority. If Closing takes place as to such Property, all other requirements and notices shall be complied with by Purchaser and all other work or improvements done or ordered done shall be performed and paid for Purchaser.

(b) Seller agrees that from and after Seller’s execution of this Agreement that Seller will not file any real estate tax assessment appeal with respect to any Property prior to Closing on such Property without Purchaser’s prior written consent.

(c) Purchaser acknowledges that Seller has advised it that, as of the date hereof, certain of the Properties as identified on Exhibit U hereto are the subject of pending tax assessment appeals (collectively, the “Pending Tax Appeals”) for tax years occurring, in whole or in part, prior to the Closing Date. Purchase agrees that Seller at Seller’s sole cost and expense, may continue to prosecute to settlement or completion, as Seller may elect, any and all of the Pending Tax Appeals, and that Seller, and not Purchaser, shall be entitled to retain any refunds or credits resulting from a successful prosecution or settlement of the Pending Tax Appeals, but only to the extend relating to periods occurring prior to the Closing Date. In the event that Purchaser receives any such refund or credit directly from the affected taxing authority, Purchaser shall promptly pay to Seller (or credit Seller under the Master Lease Agreement) any amounts so received by Purchaser on Seller’s behalf.

21. Notices. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, sent via facsimile or sent by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to Seller at Bank of America, 100 North Tryon Street, Suite 5210, NC1-007-52-02, Charlotte, NC 28255, Attention: Robert M. Patterson, facsimile number (704) 386-0372; with a copy to Bank of America, N.A., 901 Main Street, TX1-492-68-01, Dallas, TX 75202, Attention: Michael F. Hord, Esquire, facsimile number (214) 209-0871; and addressed to Purchaser at 1725 The Fairway, Jenkintown, PA 19046, Attention: Mr. Nicholas S. Schorsch, facsimile number (215) 887-2585; with a copy to Morgan, Lewis Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, Attention: Eric L. Stern, Esquire, facsimile number (215) 963-5001. Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or sent via facsimile or one business day after the date of deposit if sent by private overnight express carrier, next business day delivery.

22. No Survival. Except as otherwise provided, none of the provisions of this Agreement shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

23. Further Assurances. From time to time and at the request of either Seller or Purchaser (whether before, at or after the Closing), the other party shall execute, acknowledge and deliver such other and further documents as the requesting party may reasonably request to effectuate the provisions of this Agreement. The provisions of this Section 23 shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

24. Estoppel Certificates; SNDA.

(a) At Closing, Seller shall, as tenant under the Master Lease Agreement, execute and deliver to Purchaser and Purchaser’s lender, a tenant estoppel in substantially the form attached as Exhibit K hereto (“Tenant Estoppel”). Within ten (10) days of Purchaser’s receipt of the Rent Roll, Seller shall deliver a Tenant Estoppel to those tenants listed on the Rent Roll. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser and Purchaser’s lender during the Due Diligence Period, Tenant Estoppels executed by at least fifty-one percent (51%) of the tenants under the Leases (excluding the Master Lease Agreement), provided that (i) Seller shall obtain and deliver to Purchaser and Purchaser’s lender (or give a Seller Estoppel in connection with) at least one Tenant Estoppel from a third party tenants in each Closing Property that contains third-party tenant, (ii) Seller shall obtain and deliver to Purchaser and Purchaser’s lender (or give a Seller estoppel in connection with) all third party Leases covering 50,000 or more rentable square feet and (iii) the fifty-one percent (51%) shall be calculated on the basis of number of Leases or rentable square feet occupied at each Building that has third party Leases, whichever is greater. Seller shall use commercially reasonable efforts after the Closing of each Closing Property as a post-closing obligation to obtain the required number of Tenant Estoppels for each Closing Property. If by the Closing Date, Seller is unable to deliver the requisite number of Tenant Estoppels to Purchaser and Purchaser’s lender, Seller shall deliver to Purchaser an estoppel certificate dated as of the Closing Date certifying to the best of Seller’s knowledge after due inquiry and investigation the matters set forth in the Tenant Estoppel. The phrase “commercially reasonable efforts” as used in this Section does not require Seller to declare a default or terminate any of the Leases or initiate any litigation to compel the delivery of a Tenant Estoppel.

(b) Seller, as tenant under the Master Lease Agreement, Purchaser, and Purchaser’s lender, shall execute and deliver to each other at Closing a Subordination, Non-Disturbance and Attornment Agreement for the Master Lease Agreement and any amendment thereto in the form reasonably agreed to by Seller, Purchaser, and Purchaser’s lender (“SNDA”). Purchaser shall obtain the execution of each SNDA by Purchaser’s lender and deliver the same to Seller at Closing.

25. Miscellaneous.

(a) This Agreement shall not be recorded in the office for the recording of deeds or in any other office or place of public record. Prior to Closing, this Agreement shall not be deemed or construed to give Purchaser any equitable ownership of, or title to, any Property.

(b) This Agreement and the exhibits attached hereto contain the entire agreement between Seller and Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind or nature whatsoever. This Agreement may be modified only by an agreement in writing between the parties hereto.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and permitted assigns; provided, however, that Purchaser shall not assign or otherwise transfer this Agreement without the prior written consent of Seller, which Seller may grant or deny in its sole discretion. Notwithstanding anything to the contrary in the preceding sentence, Purchaser may, without Seller’s prior consent, (i) assign Purchaser’s rights to acquire all of the Closing Properties to FSI 5200 and (ii) assign Purchaser’s rights to acquire Closing Properties for which Seller’s Occupancy Percentage is twenty-five percent (25%) or less to one or more other wholly-owned Affiliates of Purchaser. In such event, Purchaser shall give written notice of the assignment to Seller at least one (1) business day prior to the Closing Date, which notice shall be accompanied by evidence reasonably satisfactory to Seller of the relationship between Purchaser and such Affiliate. In no event shall any assignment of this Agreement relieve Purchaser named herein from liability hereunder.

(d) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

(e) Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.

(f) The date and time for the performance of all obligations hereunder shall be deemed to be of the essence of this Agreement.

(g) If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. The date of this Agreement shall be the date of Seller’s execution hereof.

26. Purchaser’s Representations. Purchaser (and, if applicable, Purchaser’s Affiliate) represents to Seller, which representations shall be true, correct and complete as of the Closing Date and which shall survive Closing, as follows:

(a) Purchaser is, and at the Closing shall be, a corporation (or limited liability company, or limited partnership, as applicable) duly organized, validly existing, and in good standing under the laws of the state of formation, with full power and authority to conduct its business affairs each state where the Properties are located.

(b) The execution, delivery and performance of this Agreement, in accordance with its terms, do not violate Purchaser’s articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound.

(c) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all required action of Purchaser and the officers of Purchaser in full compliance with the provisions of Purchaser’s articles of incorporation and by-laws. The person executing this Agreement on behalf of Purchaser is duly authorized to do so.

(d) Purchaser has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

27. Seller’s Representations. Seller represents to Purchaser, which representations shall be true, correct and complete as of the Closing Date hereunder and which shall survive the Closing, as follows:

(a) Seller is, and at the Closing shall be, a national banking association, duly organized and validly existing, with full power and authority to conduct its business affairs in each state where the Properties are located.

(b) The execution, delivery and performance of this Agreement by Seller, in accordance with its terms, do not violate Seller’s articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound.

(c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all required action of Seller and the officers of Seller in full compliance with the provisions of Seller’s articles of incorporation and by-laws. The person executing this Agreement on behalf of Seller is duly authorized to do so.

(d) Seller has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

28. Indemnification. With respect to and following the Closing on the Closing Properties:

(a) Purchaser shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) the presence of any Hazardous Materials in, on or at a Closing Property (or any improvements) at the time of Closing, but only to the extent that the presence of such Hazardous

Materials were disclosed in a Phase I Study or Phase II Study obtained by Purchaser, (ii) transactions or operations at a Closing Property on and after the Closing Date or (iii) any breach by Purchaser of any representation, warranty or covenant of Purchaser contained in this Agreement that survives the Closing. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Purchaser with reasonable promptness; provided, however, that any failure of Seller to notify Purchaser shall not relieve Purchaser from its obligations hereunder, except to the extent Purchaser is actually prejudiced by such failure to give notice. Purchaser shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Purchaser shall be liable for any settlement of any claim or lawsuit against Seller made with Purchaser’s written consent, which consent shall not be unreasonably withheld.

(b) Seller shall indemnify and hold Purchaser harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) transactions or operations at a Closing Property before the Closing Date, but specifically excluding any matter relating to the physical condition of a Closing Property or the presence of any Hazardous Materials in, on or at a Closing Property (or any improvements) at the time of Closing, and (ii) any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that survives the Closing. If any claim or lawsuit is made or commenced as to which Purchaser proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure of Purchaser to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent that Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Purchaser and any counsel designated by Purchaser. Seller shall be liable for any settlement of any claim or lawsuit against Purchaser made with Seller’s written consent, which consent shall not be unreasonably withheld.

(c) The provisions of this Section 28 shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

29. Marketing.

(a) Seller acknowledges and agrees that the terms of this Agreement shall be included in Purchaser’s filings with the Securities and Exchange Commission (“SEC”) and shall be available for review by the public, including access through the SEC’s EDGAR internet search engine and document retrieval system. Seller authorizes Purchaser to release, distribute, and discuss the terms and conditions of this Agreement as set forth in this Section 29(a) without need for Seller’s prior consent or approval.

(b) Purchaser may at any time prior to Closing market space in the Properties not covered by the Master Lease Agreement or otherwise occupied by Seller or any third-party tenant, to Purchaser’s contacts (including existing tenants occupying space in a Property and persons who Purchaser believes may be interested in using such Property and persons, including brokers, who may have contacts and relationships with such users), but in doing so, shall not publicly market or advertise or promote in any manner the availability of such Property for sale, lease or other disposition.

30. No Offer. This Agreement shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against Seller unless and until (a) the Agreement has been approved in writing by Seller’s appropriate management authority and (b) this Agreement has been fully executed by Seller and Purchaser and an executed copy is delivered to Seller.

31. No Liability. No individual officers, directors, shareholders, agents or representatives of Seller or of Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party’s rights, duties or obligations hereunder, or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

32. Radon Notice. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

33. Property Audits. Promptly following the date hereof, Seller shall engage (or sign a representation letter to permit Purchaser to engage) Price Waterhouse Coopers LLP, Seller’s independent, outside accounting firm, to prepare, at Purchaser’s sole cost and expense, in conformity with the requirements of Rule 3-14 of Regulations S-X promulgated by the SEC, a combined statement of revenues and certain expenses relating to the operation of the Properties for (i) the calendar year ending December 31, 2003 and (ii) the calendar quarter ending June 30, 2004 (collectively, the “Property Audits”). Promptly following Purchaser’s reasonable request therefor, Seller shall cause (or permit Purchaser to cause) Price Waterhouse Coopers LLP to update the Property Audits, at Purchaser’s sole cost and expense, through the end of the calendar quarter preceding the calendar quarter in which the Closing occurs. Purchaser acknowledges that Seller’s agreement to facilitate the Property Audits as herein provided is being made strictly as an accommodation to Purchaser, without representation or warranty of any kind to or for the benefit to Purchaser.

34. Capital Work. Seller acknowledges that the Purchase Price includes the cost, as reasonable estimated by Seller, to complete certain capital repairs, replacements and improvements at certain of the Properties (collectively, the “Capital Work”) and that Seller may not complete construction of all of the Capital Work prior to Closing. At Closing, Seller shall deliver to Purchaser a schedule of all incomplete Capital Work (collectively, the “Incomplete Capital Work”), which Seller and Purchaser shall append as Exhibit S hereto. As expeditiously as practicable following Closing, Seller shall complete all Incomplete Capital Work in a good and workmanlike manner at Seller’s sole cost and expense. The provisions of this Section 34 shall survive Closing and the delivery of the Deeds and Assignments, and shall survive the expiration or earlier termination of this Agreement.

35. Linked Properties. Exhibit V hereto contains a schedule wherein certain Properties are paired or grouped with one or more other Properties. Each such Property is hereinafter referred to as a “Linked Property”. If either party hereto terminates this Agreement as to a Linked Property, this Agreement shall automatically terminate as to the Property or Properties with which the Linked Property is paired or grouped. Upon the termination of this Agreement as to Linked Properties, Seller shall reimburse Purchaser, or Purchaser shall reimburse Seller, as herein provided, for all out-of-pocket expenses incurred in connection with the Due Diligence Inspections for such removed Linked Properties. Thereafter, this Agreement shall be null and void as to the Linked Properties (but shall remain in force and effect as to the remaining Properties), and neither party shall have any obligation to the other with respect to the removed Linked Properties, except to the extent such obligation expressly survives such termination.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

SELLER

BANK OF AMERICA, N.A.

By:
Michael F. Hord, Associate General Counsel

Date of Execution: September 27, 2004

PURCHASER

FIRST STATES GROUP, L.P., A Delaware limited partnership

By:	First States Group, LLC, its general partner

By:
Glenn Blumenthal, Senior Vice-President & Chief Operating Officer

Date of Execution: September 27, 2004

LIST OF EXHIBITS

Exhibit A	List of Properties, Leased Premises, Vacate Space and Occupancy Percentages

Exhibit B	Purchase Price and Agreed Upon Percentages

Exhibit C	Form of Master Lease Agreement

Exhibit D	Form of Bill of Sale

Exhibit E	Form of Intangible Property Assignment

Exhibit F	Form of Lease Assignment and Assumption Agreement

Exhibit G	Form of Notice to Tenants

Exhibit H	FIRPTA Affidavit

Exhibit I	Seller’s Certificate of Representations and Warranties

Exhibit J	Purchaser’s Certificate of Representations and Warranties

Exhibit K	Form of Tenant Estoppel

Exhibit L	Rent Roll

Exhibit M	Property Exclusion List

Exhibit N	Tangible Property Exclusion List

Exhibit O	List of Permitted Exceptions for the Deeds

Exhibit P	Description of Seller’s Artwork

Exhibit Q	Guarantee

Exhibit R	Form of Master Agreement Regarding Leases

Exhibit S	Schedule of Incomplete Capital Work

Exhibit T	Schedule of Pending Condemnations

Exhibit U	Schedule of Pending Tax Appeals

Exhibit V	Schedule of Linked Properties

Exhibit W	Illustration of Holdover Damages Amount Calculation